Exhibit 10.3
REVOLVING NOTE

Borrower’s Name: Motorcar Parts of America, Inc.

Borrower’s Address:	Office: #30361	Loan Number:

2929 California Avenue		639-182-630-8
Torrance, California 90503

	Termination Date:	Amount:

	April 15, 2010	$40,000,000

$40,000,000	Date: January 30, 2009
FOR VALUE RECEIVED, on April 15, 2010 (the “Revolving Credit Commitment Termination Date”), the undersigned (“Borrower”) promises to pay to the order of UNION BANK, N.A., a national banking association formerly known as Union Bank of California, N.A. (“Bank”), as indicated below, the principal sum of Forty Million Dollars ($40,000,000), or so much thereof as may be disbursed under the Credit Agreement (as such term is defined hereinbelow), together with interest on the balance of such principal from time to time outstanding, at the per annum rate or rates and at the times set forth below. This Revolving Note (“Note”) is the replacement Revolving Note referred to in the Credit Agreement (as such term is defined hereinbelow) and is governed by the terms and conditions thereof. Initially capitalized terms used herein which are not otherwise defined herein shall have the meanings assigned to such terms in the Credit Agreement.
1. INTEREST PAYMENTS. Borrower shall pay interest on the first day of each month, commencing February 1, 2009. Should interest not be paid when due, it shall become part of the principal and bear interest as herein provided. All computations of interest under this Note shall be made on the basis of a year of 360 days, for actual days elapsed. If any interest rate defined in this Note ceases to be available from Bank for any reason, then said interest rate shall be replaced by the rate then offered by Bank, which, in the sole discretion of Bank, most closely approximates the unavailable rate.
     (a) BASE INTEREST RATE. At Borrower’s option, amounts outstanding hereunder in increments of at least Five Hundred Thousand Dollars ($500,000) shall bear interest at a rate, based on an index selected by Borrower, equal to Bank’s LIBOR Rate for the Interest Period selected by Borrower plus the Applicable Margin.
     No Base Interest Rate may be changed, altered or otherwise modified until the expiration of the Interest Period selected by Borrower. The exercise of interest rate options by Borrower shall be as recorded in Bank’s records, which records shall be prima facie evidence of the amount borrowed under either interest rate option and the interest rate; provided, however, that the failure of Bank to make any such notation in its records shall not discharge Borrower from its obligation to repay in full with interest all amounts borrowed hereunder. In no event shall any Interest Period extend beyond the Revolving Credit Commitment Termination Date.

     To exercise this option, Borrower may, from time to time with respect to principal outstanding on which the Base Interest Rate is not accruing, and on the expiration of any Interest Period with respect to principal outstanding on which the Base Interest Rate has been accruing, select an index offered by Bank for a Base Interest Rate Loan and an Interest Period by telephoning an authorized lending officer of Bank located at the banking office identified below prior to 10:00 a.m., Pacific time, on any Business Day and advising that lending officer of the selected index, the Interest Period and the Origination Date selected (which Origination Date, for a Base Interest Rate Loan based on the LIBOR Rate, shall follow the date of such selection by no more than two (2) Business Days).
     Bank will mail a written confirmation of the terms of the selection to Borrower promptly after the selection is made. Failure to send such confirmation shall not affect Bank’s rights to collect interest at the rate selected. If, on the date of the selection, the index is unavailable for any reason, the selection shall be void. Bank reserves the right to fund the principal from any source of funds, notwithstanding any Base Interest Rate selected by Borrower.
     (b) VARIABLE INTEREST RATE. All principal outstanding hereunder which is not bearing interest at a Base Interest Rate shall bear interest at a rate per annum equal to the Reference Rate plus the Applicable Margin, which rate shall vary as and when the Reference Rate or the Applicable Margin, as the case may be, changes.
     At any time prior to the Revolving Credit Commitment Termination Date, subject to the provisions of paragraph 4 of this Note, Borrower may borrow, repay and reborrow hereon so long as the total outstanding at any one time does not exceed the maximum principal amount of this Note. Borrower shall pay all amounts due under this Note in lawful money of the United States at Bank’s San Fernando Valley Commercial Banking Office, or such other office as may be designated by Bank, from time to time.
2. LATE PAYMENTS. If any payment required by the terms of this Note shall remain unpaid ten days after same is due, at the option of Bank, Borrower shall pay a fee of $100 to Bank.
3. INTEREST RATE FOLLOWING DEFAULT. In the event of default, at the option of Bank, and, to the extent permitted by law, interest shall be payable on the outstanding principal under this Note at a per annum rate equal to three percent (3%) in excess of the applicable interest rate provided for in paragraph 1(b) of this Note, calculated from the date of default until all amounts payable under this Note are paid in full.
4. PREPAYMENT.
     (a) Amounts outstanding under this Note bearing interest at a rate based on the Reference Rate may be prepaid in whole or in part at any time, without penalty or premium. Borrower may prepay amounts outstanding under this Note bearing interest at the Base Interest Rate in whole or in part, provided that Borrower has given Bank not less than five (5) Business Days’ prior written notice of Borrower’s intention to make such prepayment and pays to Bank the prepayment fee due as a result. The prepayment fee shall also be paid if Bank, for any other reason, including acceleration or foreclosure, receives all or any portion of principal bearing interest at the Base Interest Rate prior to its scheduled payment date. The prepayment fee shall be an amount equal to the present value of the product of: (i) the difference (but not less than zero) between (a) the Base Interest Rate applicable to the principal amount which is being prepaid and (b) the return which Bank could obtain if it used the amount of such prepayment of principal to purchase at bid price regularly quoted securities issued by the United States having a maturity date most closely coinciding with the relevant Base Rate Maturity Date and such securities were held by Bank until the relevant Base Rate Maturity Date (“Yield Rate”); (ii) a fraction, the numerator of which is the number of days in the period between the date of prepayment and the relevant Base Rate Maturity Date and the denominator of which is 360; and (iii) the amount of the principal so prepaid (except in the event that principal payments are required and have been made as scheduled under the terms of the Base Interest Rate Loan being prepaid, then an amount equal to the lesser of (A) the amount prepaid or (B) fifty percent (50%) of the sum of (1) the amount prepaid and (2) the amount of principal scheduled under the terms of the Base Interest Rate Loan being prepaid to be outstanding at the relevant Base Rate Maturity Date). Present value under this Note is determined by discounting the above product to present value using the Yield Rate as the annual discount factor.
     (b) In no event shall Bank be obligated to make any payment or refund to Borrower, nor shall Borrower be entitled to any setoff or other claim against Bank, should the return which Bank could obtain under the above prepayment formula exceed the interest that Bank would have received if no prepayment had occurred. All prepayments shall include payment of accrued interest on the principal amount so prepaid and shall be applied to payment of interest before application to principal. A determination by Bank as to the prepayment fee amount, if any, shall be conclusive.
     (c) Bank shall provide Borrower a statement of the amount payable on account of prepayment. Borrower acknowledges that (i) Bank establishes a Base Interest Rate upon the understanding that it apply to the Base Interest Rate Loan for the entire Interest Period, and (ii) Bank would not lend to Borrower without Borrower’s express agreement to pay Bank the prepayment fee described above.
     Borrower Initial Here: /s/ SHJ
5. DEFAULT AND ACCELERATION OF TIME FOR PAYMENT. Default shall mean the occurrence of an Event of Default under and as defined in the Credit Agreement. Upon the occurrence of any such Event of Default, Bank, in its discretion, may cease to advance funds hereunder and may declare all obligations under this Note immediately due and payable; provided, however, that upon the occurrence of an Event of Default under Section 8.1(d), (e) or (f) of the Credit Agreement, all outstanding principal and accrued but unpaid interest hereunder shall automatically become immediately due and payable.
6. ADDITIONAL AGREEMENTS OF BORROWER. If any amounts owing under this Note are not paid when due, Borrower promises to pay all costs and expenses, including reasonable attorneys’ fees (including the allocated costs of Bank’s in-house counsel and legal staff) incurred by Bank in the collection or enforcement of any amount outstanding hereunder. Borrower and any Obligor, for the maximum period of time and the full extent permitted by law, (a) waive diligence, presentment, demand, notice of nonpayment, protest, notice of protest, and notice of every kind; (b) waive the right to assert the defense of any statute of limitations to any debt or obligation hereunder; and (c) consent to renewals and extensions of time for the payment of any amounts due under this Note. The receipt of any check or other item of payment by Bank, at its option, shall not be considered a payment on account until such check or other item of payment is honored when presented for payment at the drawee bank. Bank may delay the credit of such payment based upon Bank’s schedule of funds availability, and interest under this Note shall accrue until the funds are deemed collected. In any action brought under or arising out of this Note, Borrower and any Obligor, including their successors and assigns, hereby consent to the jurisdiction of any competent court within the State of California, as provided in any alternative dispute resolution agreement executed between Borrower and Bank, and consent to service of process by any means authorized by said state’s law. The term “Bank” includes, without limitation, any holder of this Note. This Note shall be construed in accordance with and governed by the laws of the State of California. This Note hereby incorporates any alternative dispute resolution agreement previously, concurrently or hereafter executed between Borrower and Bank.
7. DEFINITIONS. As used herein, the following terms shall have the meanings respectively set forth below: “Applicable Margin” shall mean, (a) in the case of a Base Interest Rate Loan, (i) two and one-half percent (2-1/2%) per annum, if the Leverage Ratio as of the last day of the most recent fiscal quarter in respect of which Borrower has furnished a Financial Statement (as such term is defined in the Credit Agreement) to Bank as required by the Credit Agreement (the “Reported Period”) is greater than or equal to 1.50 to 1.00 or (ii) two and one-quarter percent (2-1/4%) per annum, if the Leverage Ratio as of the last day of the most recent Reported Period is less than 1.50 to 1.00, and (b) in the case of a Reference Rate Loan, (i) one and one-quarter percent (1-1/4%) per annum, if the Leverage Ratio as of the last day of the most recent Reported Period is greater than or equal to 1.50 to 1.00 or (ii) one percent (1%) per annum, if the Leverage Ratio as of the last day of the most recent Reported Period is less than 1.50 to 1.00. A change to the Applicable Margin resulting from a change in the Leverage Ratio shall be implemented quarterly on a prospective basis (1) for each Base Interest Rate Loan, on the first day of any Interest Period and (2) for each Reference Rate Loan, on the first day of the calendar month after the date of delivery by Borrower to Bank of the Financial Statements evidencing the need for an adjustment. The failure of Borrower to deliver to Bank any of the Financial Statements in accordance with the Credit Agreement shall, in addition to any other remedy provided for in the Credit Agreement, result in an increase in the Applicable Margin to the highest level set forth in this definition. If an Event of Default has occurred and is continuing at the time any reduction in the Applicable Margin is to be implemented, no reduction may occur until the first day of the calendar month following the date on which such Event of Default is cured or waived by Bank. “Base Interest Rate” shall mean a rate of interest based on the LIBOR Rate. “Base Interest Rate Loan” shall mean amounts outstanding under this Note that bear interest at the Base Interest Rate. “Base Rate Maturity Date” shall mean the last day of the Interest Period with respect to principal outstanding under a Base Interest Rate Loan. “Business Day” shall mean a day on which Bank is open for the funding of corporate loans, and, with respect to the rate of interest based on the LIBOR Rate, on which dealings in U.S. Dollar deposits outside of the United States may be carried on by Bank. “Credit Agreement” shall mean that certain Amended and Restated Credit Agreement dated as of October 24, 2007, by and between Borrower and Bank, as amended and as at any time further amended, supplemented or otherwise modified or restated. “Interest Period” shall mean, with respect to any Base Interest Rate Loan, any calendar period of one (1) month, three (3) months, six (6) months, nine (9) months or, subject to availability, twelve (12) months. In determining an Interest Period, a month means a period that starts on one Business Day in a month and ends on and includes the day preceding the numerically corresponding day in the next month. For any month in which there is no such numerically corresponding day, then as to that month, such day shall be deemed to be the last calendar day of such month. Any Interest Period which would otherwise end on a non-Business Day shall end on the next succeeding Business Day, unless that is the first day of a month, in which event such Interest Period shall end on the next preceding Business Day. In no event shall any Interest Period extend beyond the Revolving Credit Commitment Termination Date. “Leverage Ratio” shall have the meaning assigned to such term in the Credit Agreement. “LIBOR Rate” shall mean the greater of (a) one percent (1%) per annum or (b) a per annum rate of interest (rounded upward, if necessary, to the nearest 1/100 of 1%) at which Dollar deposits, in immediately available funds and in lawful money of the United States would be offered to Bank, outside of the United States, for a term coinciding with the Interest Period selected by Borrower and for an amount equal to the amount of principal covered by Borrower’s interest rate selection, plus, in the case of either subsection (a) or (b) of this definition, Bank’s costs, including the cost, if any, of reserve requirements. “Obligor” shall mean Borrower and any guarantor, co-maker, endorser or any person or entity other than Borrower providing security for this Note under any security agreement, guaranty or other agreement between Bank and such guarantor, co-maker, endorser or person or entity, including their successors and assigns. “Origination Date” shall mean the first day of any Interest Period. “Reference Rate” shall mean the rate announced by Bank from time to time at its corporate headquarters as its Reference Rate. The Reference Rate is an index rate determined by Bank from time to time as a means of pricing certain extensions of credit and is neither directly tied to any external rate of interest or index nor necessarily the lowest rate of interest charged by Bank at any given time. “Reference Rate Loan” shall mean amounts outstanding under this Note that bear interest at the Reference Rate.

MOTORCAR PARTS OF AMERICA, INC.
By	/s/ Selwyn H. Joffe
Selwyn H. Joffe
Chairman, President and Chief Executive Officer